Exhibit 99.1

Bank of the Carolinas

NEWS RELEASE

FOR IMMEDIATE RELEASE

May 3, 2011

Contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas

(336) 998-1799

Bank of the Carolinas agrees to enter

into consent order with regulators

MOCKSVILLE, N.C. – Bank of the Carolinas Corporation (NASDAQ:BCAR) announced today that its wholly owned bank subsidiary, Bank of the Carolinas, has entered into a consent order with federal and state banking regulators to improve credit quality and maintain its “well-capitalized” standing under regulatory guidelines.

“At no time in our history have financial institutions been under such scrutiny from regulators,” said the 40-year banking veteran Steve Talbert, who was named the bank’s President and CEO last August. “In the end it will make our industry stronger and better prepared in the future. That’s how I feel about the agreement. In the end, I believe, it will make us a stronger bank in every community we serve.”

The bank has agreed with the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, among other matters, to: (1) improve its credit risk exposure; (2) comply with regulatory capital requirements of 8% Tier 1 leverage capital and 10% total risk-based capital ratios; and (3) not accept, renew, or roll over any brokered deposits unless the bank is in compliance with FDIC regulations governing brokered deposits.

Separately, Bank of the Carolinas has elected to defer dividend payments on its preferred stock issued to the U.S. Department of Treasury and interest payments on its outstanding issue of trust preferred securities.

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Bank of the Carolinas continues to be classified as “well-capitalized” under applicable FDIC regulations, however, the bank is currently making efforts to enhance its capital position. The bank considers this a prudent measure in light of the financial crisis that has plagued the economy for the last few years, although evidence exists to suggest the economy is improving.

Problem loans, however, have been difficult on all banks, particularly community banks such as Bank of the Carolinas whose primary income is earned from interest on loans. Large banks, by comparison, earn as much as 40 to 50 percent of their total income from an assortment of fees—revenue that has helped these financial institutions offset loans gone sour during the recession.

“I do believe community banks have had a more difficult time dealing with problem loans, but that is not an excuse I’m comfortable with,” Talbert said. “There are lessons we are learning today that will make us a stronger bank tomorrow.”

Bank of the Carolinas was formerly the Bank of Davie. In 2001, the Bank of Davie bought Bank of the Carolinas and took its name. Talbert had been president and chief executive officer of Bank of the Carolinas for 16 years. After the merger, he remained as vice chairman until last year when he was elevated to the bank’s top position.

“We’re improving our management and policies so that we’ll be more flexible in adapting to changes in the economic environment,” he said. “It is our commitment to satisfy the terms and conditions of the agreement because we know the positive effect it will have in strengthening our bank.”

The bank, said Talbert, began to take an aggressive approach to working through bad loans last year and so was not surprised by the agreement. The bank’s special assets division added three new, full-time, experienced employees to help it better identify and resolve problems. Consequently, the efforts have resulted in a rise in nonperforming loans, but that was to be expected, Talbert said. What’s most important is the bank’s health. And that, said Talbert, meant devoting resources and developing a plan to manage the bank’s troubled loans.

“The economy is still challenging, but the progress we’re making is significant,” Talbert said. “I’ve been more optimistic in the past six months about the direction our bank is headed than at any time. We believe that most of the problem credits have been identified, and we are addressing every concern raised by regulators. Fact is, we began working on these credit challenges last year. We still have some work to do, but I believe we are headed in the right direction.”

In the past year, the bank has realized $1 million in cost savings, primarily in the consolidation of duplicate operations and manpower. Talbert said the bank is also in the

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process of changing its loan mix, with less emphasis in commercial real estate—where the majority of the company’s troubled loans originated—to more weight in consumer and retail lending.

Talbert is quick to point out that the agreement will not affect FDIC deposit insurance coverage and that customer deposits remain protected and insured by the FDIC up to $250,000 per depositor. No depositor has ever lost a penny of insured deposits since the FDIC was created in 1933.

“I want our customers to know that their money is safe,” he said. “Many of them have been with us a long time and believe in our home-town approach to banking. We will not allow the agreement to compromise our customer service. In the long run, we believe we will be a stronger bank.”

About Bank of the Carolinas Corporation

Bank of the Carolinas Corporation, with approximately $535 million in assets, is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, N.C. It operates 10 offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington, Mocksville, and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR.”

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans or expectations contemplated by our Company will be achieved.

All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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